Exhibit 99.1

Contact:	Brian E. Powers, Chairman and Chief Executive Officer HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216-496-3238	March 25, 2019 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS FOURTH QUARTER AND FULL YEAR 2018 RESULTS

CLEVELAND, OH, MARCH 25, 2019. Hickok Incorporated (OTC Pink: HICKA), a Cleveland-based holding company serving diverse markets, today reported results for the three-month and twelve-month periods ended December 31, 2018.

For the quarter ended December 31, 2018, sales were $21.1 million compared with $11.8 million in the same period last year, an increase of 80%. In this same period, the Company recorded operating income of $2.4 million compared with operating income of $1.3 million in the same period last year, an increase of 85%. The Company’s net income in this period was $1.3 million, or $0.43 per fully diluted share, compared with net income of $0.5 million, or $0.16 per fully diluted share last year, an increase of 164% in net income. The increases in sales, operating income and net income were primarily a result of the acquisition of CAD Enterprises, Inc. (“CAD”) effective July 1, 2018.

The Company previously announced it sold certain assets comprising its Test and Measurement business segment effective June 1, 2018 to Hickok Waekon, LLC in exchange for shares of Class A and Class B Common Stock. As a result of the sale, the Company recorded a one-time loss on the sale of the business segment of $1.2 million.

For the twelve months ended December 31, 2018, sales were $66.4 million compared with $33.2 million in the same period last year, an increase of 100%. The Company’s operating income in this period was $7.3 million compared with operating income of $4.3 million in the same period last year, an increase of 71%. In this same period, net income after recording the one-time loss on the sale of the business segment was $3.6 million, or $1.14 per fully diluted share, compared with net income of $2.2 million, or $0.72 per fully diluted share last year. Excluding the $1.2 million one-time loss on the sale of the business segment, adjusted net income in this period was $4.8 million compared with net income of $2.2 million last year, an increase of 114%. The increases in sales, operating income, net income and adjusted net income were primarily a result of the acquisitions of CAD effective July 1, 2018 and Air Enterprises effective June 1, 2017.

The Company previously announced it had changed its fiscal year end from September 30 to December 31, effective October 1, 2017. The change in the Company’s fiscal year has not impacted the Company’s results for the period ended December 31, 2018.

The Company has included adjusted net income because we believe this information is useful for our investors to understand the results of our operations for the quarter in light of the disposition of the Test and Measurement business segment. Adjusted net income should not be regarded as an alternative or replacement to any measurement of performance under GAAP.

About Hickok Incorporated. Hickok Incorporated is a publicly-traded holding company serving diverse markets, including healthcare, aerospace, education, and petrochemical.

Information about Forward Looking Statements. This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements made regarding the company’s future results. Generally, these statements can be identified by the use of words such as “guidance,” “outlook,” “believes,” “estimates,” “anticipates,” “expects,” “forecasts,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results and events may differ significantly from those anticipated as a result of risks and uncertainties, including deterioration of or instability in the economy, the markets the Company serves and the financial markets, developments and uncertainties in U.S. laws and policy, decreased availability or increased costs of materials used in producing the Company’s products, contractions or growth rates and seasonality or cyclicality of markets the Company serves, competition, loss of any key customer, the Company’s ability to successfully integrate the businesses it acquires and achieve the anticipated benefits of such acquisitions, including the CAD Enterprises business, the impact of divestitures and dispositions, including the previously announced divestiture of the Test and Measurement segment, the impact of the Company’s debt obligations on its operations and liquidity, as well as the risks described from time to time in the company’s reports as filed with the Securities and Exchange Commission. Further information on potential factors that could affect the financial results of the Company and its forward-looking statements is included in its most recent Form 10-K and subsequent filings with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statement, except as may be required by law. These forward-looking statements speak only as of the date of this release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact. Brian Powers, Chairman and Chief Executive Officer, 216-496-3238

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,

	2018		2017		2018		2017
Sales	$21,135,277	100%	$11,754,219	100%	$66,378,306	100%	$33,214,028	100%
Cost of Sales	16,674,718	79%	8,528,387	73%	51,074,339	77%	22,547,157	68%
Gross Profit	4,460,559	21%	3,225,832	27%	15,303,967	23%	10,666,871	32%

Operating Expenses:
Product development	-	0%	121,579	1%	220,418	0%	678,526	2%
Selling, general and administrative expenses	2,077,409	10%	1,813,308	15%	7,769,090	12%	5,708,117	17%
Operating Income	2,383,150	11%	1,290,945	11%	7,314,459	11%	4,280,228	13%

Other (Income) Expenses:
Interest charges	295,649	1%	98,228	1%	749,021	1%	330,107	1%
Loss on sale of business	-	0%	-	0%	1,160,574	2%	-	0%
Other (income) expense	(82,544)	0%	14,726	0%	123,134	0%	277,664	1%
Total Other (Income) and Expenses	213,105	1%	112,954	1%	2,032,729	3%	607,771	2%
Income before Income Taxes	2,170,045	10%	1,177,991	10%	5,281,730	8%	3,672,457	11%
Income tax expense	821,882	4%	667,729	6%	1,668,020	3%	1,440,093	4%
Net income	$1,348,163	6%	$510,262	4%	$3,613,710	5%	$2,232,364	7%

Net income per common share
Basic	$0.50		$0.18		$1.29		$0.77
Diluted	$0.43		$0.16		$1.14		$0.72

Weighted average shares outstanding
Basic	2,720,654		2,888,502		2,799,706		2,888,278
Diluted	3,138,795		3,256,012		3,181,572		3,101,106

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